2002 PRAXAIR, INC. VARIABLE COMPENSATION PLAN
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                             Adopted by the Board of Directors: January 22, 2002


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                        TABLE OF CONTENTS
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Section                    Title                                     Page
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   1        Purpose                                                    1

   2        Definitions                                                1

   3        Administration                                             2

   4        Participation Data                                         3

   5        Variable Compensation Payments                             3

   6        Payment of Variable Compensation Payments                  3

   7        Termination of Employment                                  4

   8        Beneficiary Designation                                    4

   9        General Provisions                                         4

  10        Amendment, Suspension, or Termination                      5

  11        Effective Date and Duration of Plan                        5

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                  2002 PRAXAIR, INC. VARIABLE COMPENSATION PLAN
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Section 1:  Purpose
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     The purpose of the Plan is to (a) provide incentives and rewards to certain employees who are Eligible Officers of the Corporation or who are in a managerial, administrative, professional or policy-making capacity for the Corporation; (b) assist the Corporation in attracting, retaining, and motivating employees of high caliber and experience; and (c) make the Corporation's compensation program competitive with those of other major employers.

Section 2:  Definitions
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     2.1 "Beneficiary" shall mean a Participant's deemed beneficiary pursuant to
Section 9 hereof.

     2.2 "Board" shall mean the Board of Directors of Praxair, Inc.

     2.3 "Chief Executive Officer" or "CEO" shall mean the chief executive officer of Praxair, Inc..

     2.4 "Committee" shall mean the Compensation and Management Development Committee of the Board.

     2.5 "Corporation" shall mean Praxair, Inc. and such of its subsidiary companies as shall be designated by the Board to participate in the Plan.

     2.6 "Department" shall mean the Corporate Human Resources Department of Praxair, Inc..

     2.7 "Disability" or "Disabled" shall mean a Participant's inability to engage in any substantial gainful activity because of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of six (6) months or longer.

     2.8 "Eligible Officer" shall mean an officer of Praxair, Inc. who is elected, and each of the Vice Presidents of the Corporation who are appointed by the Board.

     2.9 "Eligible Position" shall mean (i) a position as an Eligible Officer or
(ii) another position in the Corporation in which an employee acts in a managerial, administrative, professional or policy-making capacity and which the Committee designates as an Eligible Position pursuant to Section 4.2.

     2.10 "Organizational Unit" shall mean each division or component of Praxair, Inc. or any of its subsidiary companies as shall be designated by the Board to participate in the Plan.

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     2.11 "Participant" shall mean an employee of the Corporation who occupies an Eligible Position, except that an Eligible Officer who is a director of the Corporation and a member of the Committee shall not be eligible to participate in the Plan.

     2.12 "Plan" shall mean this 2002 Praxair, Inc. Variable Compensation Plan.

     2.13 "Plan Year" shall mean the calendar year, or part thereof in the event the Plan is in effect only for part of a calendar year.

     2.14 "Savings Program" shall mean the Savings Program for Employees of Praxair, Inc. and Participating Subsidiary Companies.

     2.15 "Variable Compensation Payment" shall mean the amount of the annual payment under the Plan determined in accordance with procedures authorized by the Committee to be payable to a Participant for a Plan Year.


Section 3:  Administration
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     3.1 The Plan shall be administered by the Committee, who shall have full power and authority to construe and interpret the Plan, establish and amend administrative regulations to further the purpose of the Plan, select or authorize the selection criteria of Participants, authorize Variable Compensation Payments, and take any other action necessary to administer the Plan. The Committee's decisions, actions, and interpretations regarding the Plan shall be final and binding upon all Participants and Beneficiaries.

     3.2 The Department shall: (i) formulate and recommend to the Committee such changes in the Plan as may facilitate the administration of the Plan; (ii) maintain records of Variable Compensation Payments; (iii) prepare communications to Participants; (iv) prepare reports and data required by the Corporation and government agencies; (v) obtain necessary consents and approvals by government agencies; (vi) obtain any data requested by the Committee; and (vii) take such other actions requested by the Committee as are necessary for effective implementation of the Plan.

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Section 4:  Participation Data
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     4.1 On or before March 1 of a Plan Year the Department shall prepare and submit to the Committee (i) "List A", which shall set forth the name, job title, and band level of each Eligible Officer and each person occupying any other position designated by the Committee; (ii) a summary of the Variable Compensation Payments for other Eligible Positions; and (iii) such other information as the Committee shall request.

     4.2 All Eligible Positions included in the material prepared pursuant to
Section 4.1(ii) must be approved, and the band level agreed to, by the CEO and the corporate officer having responsibility for that Organizational Unit in consultation with the Department. With the appropriate approval of the Committee, Eligible Positions may be added throughout the calendar year.

Section 5:  Variable Compensation Payments
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     5.1 Variable Compensation Payments shall be payable, at the discretion of the Committee, in cash, in Praxair, Inc. common stock, or a combination thereof. The value of the stock used to satisfy a Variable Compensation Payment shall be the average of the high and low prices of Praxair, Inc. common stock as reported on the New York Stock Exchange - Composite Transactions on the date which is designated by the Committee and to be a date prior to the Variable Compensation Payment is made.

     5.2 The Committee may determine in any Plan Year that awards for certain Eligible Officers designated by the Committee shall be determined in accordance with the procedures, and subject to the limitations for Annual Performance Awards set forth in the Praxair, Inc. Plan For Determining Performance-based Awards under Section 162(m), or any successor thereto.

Section 6:  Payment of Variable Compensation Payments
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     6.1 The Committee shall normally authorize Variable Compensation Payments for a Plan Year to be made on or before March 31 following the end of such Plan Year.

     6.2 The Committee reserves the right to delay payment of some or all Variable Compensation Payments, in whole or in part, upon such terms and conditions as the Committee in its discretion may determine. The Committee's decision regarding the delay in a Variable Compensation Payment shall be final and binding on all Participants and Beneficiaries.

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Section 7:  Termination of Employment
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     7.1 If a Participant's employment with the Corporation is terminated during a Plan Year, the Committee (with respect to any officers of the Corporation), and the Department (with regard to all other Participants) shall determine whether the Participant shall be entitled to a Variable Compensation Payment for such Plan Year and the amount of any such Variable Compensation Payment.

     7.2 A Participant whose employment with the Corporation is terminated for any reason shall be deemed to have terminated employment with the Corporation on the last day of the month in which the termination occurs.


Section 8:  Beneficiary Designation
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     8.1 The beneficiary or beneficiaries designated by the Participant or deemed to have been designated by the Participant under the Savings Program shall be deemed to be the Participant's Beneficiary. If a Participant does not participate in the Savings Program or if a Participant does participate in the Savings Program and has not designated or been deemed to have designated a beneficiary thereunder, and such Participant dies without designating a Beneficiary, then the Variable Compensation Payment shall be distributed to the Participant's estate. If a Beneficiary does not survive the Participant, then the Participant's Variable Compensation Payment shall be distributed to the Participant's estate. If the Beneficiary of a deceased Participant survives the Participant, and dies before such Participant's Variable Compensation Payment is distributed, then such Variable Compensation Payment shall be distributed to the Beneficiary's estate.


Section 9:  General Provisions
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     9.1 A Participant may not assign a Variable Compensation Payment without the Department's prior written consent. Any attempted assignment without such consent shall be null and void. For purposes of this paragraph, any designation of, or payment to, a Beneficiary shall not be deemed an assignment.

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     9.2 The Plan is intended to constitute an unfunded incentive compensation arrangement for a select group of key management. Nothing contained in the Plan, and no action taken pursuant to the Plan, shall create or be construed to create a trust of any kind. A Participant's right to receive a Variable Compensation Payment shall be no greater than the right of an unsecured general creditor of the Corporation. All Variable Compensation Payments shall be paid from the general funds of the Corporation, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such Variable Compensation Payments.

     9.3 Nothing contained in the Plan shall give any Participant the right to continue in the employment of the Corporation, or affect the right of the Corporation to discharge a Participant.

     9.4 The Plan shall be construed and governed in accordance with the laws of the State of Connecticut.

Section 10:  Amendment, Suspension, or Termination
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     10.1 The Board reserves the right to amend, suspend, or terminate the Plan at any time; provided, however, that any amendment, suspension or termination shall not adversely affect the rights of Participants or Beneficiaries to receive Variable Compensation Payments granted prior to such action.

Section 11:  Effective Date and Duration of Plan
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     The Plan shall be effective beginning as of January 1, 2002 until and including the date of the annual meeting of shareholders of the Corporation in 2012.

                                            PRAXAIR, INC.
                                            By: ______________________
                                                 Barbara R. Harris
                                                 Vice President, Human Resources

                                            Date: ____________________



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